Ex 99.1

CONTACT:                      Investor Relations                                (214) 792-4415

SOUTHWEST AIRLINES REPORTS SECOND QUARTER EARNINGS

DALLAS, TEXAS – July 29, 2010 – Southwest Airlines (NYSE:LUV) today reported second quarter 2010 net income of $112 million, or $.15 per diluted share, compared to net income of $91 million, or $.12 per diluted share, for second quarter 2009.   Both years’ results included special items related to non-cash, mark-to-market, and other items associated with a portion of the Company’s fuel hedge portfolio. Excluding special items for both periods, second quarter 2010 net income was $216 million, or $.29 per diluted share, compared to $59 million, or $.08 per diluted share, for second quarter 2009.  The second quarter 2010 net income, excluding special items, of $.29 per diluted share exceeded Thomson’s First Call mean estimate of $.27 per diluted share.   Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated:  “We are extremely pleased with our second quarter results.  Second quarter net income (excluding special items) dramatically improved over second quarter last year, largely due to another record revenue performance.  Total operating revenues reached an all-time quarterly record of $3.2 billion, a year-over-year increase of 21 percent.  On a unit basis, our revenues increased approximately 22 percent, compared to second quarter last year, also an all-time quarterly record.  Second quarter pretax margin (excluding special items) was 11 percent.  Our second quarter 2010 earnings performance (excluding special items) was second-best in our history, behind second quarter 2006.  This was, indeed, a strong performance, despite significantly higher fuel prices and other cost pressures.
“We have made excellent progress toward generating revenue levels sufficient to reach our 15 percent pretax return on invested capital target.  Although business demand has not fully recovered, it has strengthened, and consumer travel demand is robust.  We experienced record traffic levels during the quarter, despite flat year-over-year capacity, demonstrating a continuing and significant market share shift to Southwest, in part due to our unique and successful ‘Bags Fly Free’ policy.  Further, we led the industry with our year-over-year domestic passenger revenue and corresponding unit revenue performance.  It is, without question, our Employees who make it possible for Southwest to remain such a great Company, and I am very grateful for their hard work and steadfast delivery of outstanding Service to our Customers.

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“After an array of revenue records set over the past three quarters, and based on current traffic and booking trends, an all-time record load factor is possible for July.  We have built considerable, industry-leading revenue momentum that began in second half 2009.  We see no signs that the momentum will stall in second half 2010.  Based on traffic and revenue trends to date, we expect strong year-over-year unit revenue growth in third quarter 2010.  Our year-over-year growth rates will face more and more difficult comparisons, of course, due to the rapid revenue recovery that began at Southwest a year ago.  Each of the three years preceding 2009 experienced more normal seasonal trends and provide a better gauge of second half 2010 potential revenue health.”
Second quarter 2010 unit costs, excluding special items, increased 13.6 percent from second quarter 2009, largely due to a 32.4 percent increase in economic fuel costs to $2.37 per gallon.   Second quarter 2010 economic fuel costs included $39 million in unfavorable cash settlements for fuel derivative contracts.  As of July 26th, the Company had derivative contracts in place for approximately 55 percent of its estimated third quarter 2010 fuel consumption at varying crude-equivalent prices up to approximately $100 per barrel; approximately 30 percent if market prices settle in the $100 to $120 per barrel range; and approximately 45 percent if market prices exceed $120 per barrel.  Based on this fuel hedge position and market prices (as of July 26th), the Company estimates economic fuel costs, including fuel taxes, for third quarter 2010 will be in the $2.40 per gallon range.
For fourth quarter 2010, the Company has derivative contracts in place for approximately 40 percent of its estimated fuel consumption at varying crude-equivalent prices up to approximately $95 per barrel; approximately 10 percent if market prices settle in the $95 to $120 per barrel range; and approximately 30 percent if market prices exceed $120 per barrel.  The Company has derivative contracts in place for approximately 70 percent of its 2011 consumption at varying crude-equivalent prices up to approximately $95 per barrel; approximately 50 percent if market prices settle between $95 and $105 per barrel; and approximately 70 percent if market prices exceed $105 per barrel.  Beyond 2011, the Company has coverage of approximately 60 percent of its estimated fuel consumption in 2012; approximately 50 percent in 2013; and approximately 45 percent in 2014 at varying price levels.  The total market value (as of July 26th) of the Company's net fuel derivative contracts for the remainder of 2010 through 2014 reflects a net liability of approximately $227 million.

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Excluding fuel, second quarter 2010 unit costs increased 6.4 percent from a year ago, which was a smaller increase than anticipated primarily due to lower advertising and an $18 million refund of excess security fees charged by the Transportation Security Administration since 2005.  Based on current cost trends, the Company expects a similar year-over-year increase in its third quarter 2010 nonfuel unit costs as compared to third quarter 2009’s 7.11 cents, which excluded a charge related to the Company's 2009 early-out program.
 “We are very pleased with the Customer response to our service to Panama City Beach, which commenced on May 24, 2010 with eight daily nonstop departures to four cities: Nashville, Houston Hobby, Orlando, and Baltimore/Washington,” stated Kelly.  “During the quarter, we also celebrated the one-year anniversary of our successful introduction of the Southwest brand to the New York market out of LaGuardia, and we announced our intent to serve South Carolina with service to Charleston and Greenville-Spartanburg in 2011.
"Given the current economic outlook and trends, we continue to approach route expansion through optimizing our flight schedule rather than fleet growth.   We remain committed to reaching our financial targets before we return to any significant level of fleet growth.  For 2010, our capacity will remain essentially flat with last year.  For 2011, we are estimating a modest year-over-year capacity increase with no fleet growth.  Although it is too early to commit, at present, we have no plans to grow the fleet in 2012, either.  We will continue to monitor trends for changes and are prepared to adjust our schedule, accordingly.”
The Company has updated its schedule to replace its 737 Classic fleet to improve its operational and economic efficiency and, accordingly, also updated its future firm orders and options with the Boeing Company with no net change to its fleet plans.  The Boeing schedule revisions included conversion of six purchase rights to 2014 options, acceleration of three options (two from 2015 to 2013; one from 2016 to 2014), and exercise of 25 737-700 options for firm delivery in 2011 through 2016.  In addition, the Company now has 98 purchase rights through 2021.  Please refer to the revised delivery schedule included in this release for further information.

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Southwest Airlines’ recent recognitions and honors include:
•	For the seventeenth year in a row, Southwest led the airline industry in Customer Satisfaction according to the American Customer Satisfaction Index.
•	Executive Travel Magazine and their 2010 Leading Edge Awards recently honored Southwest by naming the Company the best North American Low Cost Carrier for its outstanding Customer Service.
•	Southwest ranked seventh among the top ten companies in MSN Money’s 2010 Customer Service Hall of Fame.
•	For the second year in a row, City Business Journals Network named Southwest the 2010 Grand Award winner in the travel category of the seventh annual American Brand Excellence Awards.
•
Computerworld named Southwest one of the 100 Best Places to Work in IT in 2010, a category which includes organizations that excel at providing Employees with great opportunities and benefits while demonstrating leadership through the use of information technology and strategic vision to align technology with business goals.

•
Airfarewatchdog recently announced the results of its 2010 survey of more than 2,100 savvy flyers, and Southwest Airlines ranked highest in two categories, “Best Bang for Your Buck” and “Friendliest Flight Attendants.”

Southwest will discuss its second quarter 2010 results on a conference call at 11:30 a.m. Eastern Time today.  A live broadcast of the conference call will also be available at southwest.com/investor_relations.

Operating Results
Total operating revenues for second quarter 2010 increased 21.1 percent to $3.2 billion, compared to $2.6 billion for second quarter 2009.  Total second quarter 2010 operating expenses were $2.8 billion, compared to $2.5 billion in second quarter 2009.  Operating income for second quarter 2010 was $363 million, compared to $123 million in second quarter 2009.  Excluding special items, operating income was $414 million in second quarter 2010, compared to $183 million for the same period last year.  Second quarter 2010 operating margin was 11.5 percent, and excluding special items was 13.1 percent.
“Other expenses” were $179 million for second quarter 2010, compared to $16 million for second quarter 2009.  The $163 million increase in total other expenses primarily resulted from $146 million in “other losses” recognized in second quarter 2010 versus $23 million in “other gains” recognized in second quarter 2009.  In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with the Company’s fuel hedging program.  The cost of the hedging program (the premium costs of derivative contracts) is also included in “other (gains) losses”, and was $30 million in second quarter 2010 and $37 million in second quarter 2009.  Second quarter 2010 interest expense decreased $5 million from second quarter 2009 primarily due to lower rates.

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The second quarter 2010 effective tax rate was 39 percent compared to 15 percent for the same period last year. The second quarter 2009 tax rate was impacted by the Company’s projections for full year 2009 financial results and the related impact that permanent tax differences were expected to have on those projections.
Net cash provided by operations for first half 2010 was $913 million, and capital expenditures were $298 million, resulting in over $600 million in free cash flow.  The Company expects to generate free cash flow for all of 2010, based on current trends and projected 2010 capital expenditures of less than $600 million.  In addition to a fully available, unsecured, revolving credit facility of $600 million, as of July 26th, the Company had $3.4 billion in cash and short-term investments, which does not include $185 million in cash collateral held by its fuel hedge counterparties.  The Company’s total fuel hedge collateral obligations, as of July 26th, also required approximately $165 million of aircraft collateral.
Total operating revenues for the six months ended June 30, 2010 increased 16.6 percent to $5.8 billion, while total operating expenses increased 9.8 percent to $5.4 billion, resulting in operating income in first half 2010 of $417 million, versus $73 million in first half 2009.  Excluding special items in both periods, operating income for first half 2010 was $516 million, compared to $213 million for the same period last year.  Net income for first half 2010 was $123 million, or $.17 per diluted share, compared to breakeven results for the same period last year.  Excluding special items, net income for first half 2010 was $239 million, or $.32 per diluted share, compared to $38 million, or $.05 per diluted share, for the same period last year.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company’s financial and operating strategies and goals; (ii) its growth strategies and expectations, including fleet, route, and capacity plans; (iii) its plans for managing risk associated with changing jet fuel prices and related expectations; and (iv) its projected results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) changes in the price of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (ii) economic uncertainty, which can impact the demand for air travel and related revenues; (iii) the impact of fuel prices and economic conditions on the Company’s overall business plan and strategies; (iv) actions of competitors, including without limitation pricing, scheduling, and capacity decisions, and consolidation and alliance activities; (v) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the impact of governmental regulations on the Company’s operations; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and under the heading “Forward-looking statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
			Percent			Percent
	2010	2009	Change	2010	2009	Change

OPERATING REVENUES:
Passenger	$3,016	$2,506	20.4	$5,511	$4,758	15.8
Freight	33	29	13.8	63	58	8.6
Other	119	81	46.9	224	156	43.6
Total operating revenues	3,168	2,616	21.1	5,798	4,972	16.6

OPERATING EXPENSES:
Salaries, wages, and benefits	946	863	9.6	1,810	1,699	6.5
Fuel and oil	933	726	28.5	1,754	1,423	23.3
Maintenance materials and repairs	194	190	2.1	360	373	(3.5)
Aircraft rentals	45	47	(4.3)	92	93	(1.1)
Landing fees and other rentals	206	179	15.1	396	345	14.8
Depreciation and amortization	154	150	2.7	308	300	2.7
Other operating expenses	327	338	(3.3)	661	666	(0.8)
Total operating expenses	2,805	2,493	12.5	5,381	4,899	9.8

OPERATING INCOME	363	123	195.1	417	73	n.a.

OTHER EXPENSES (INCOME):
Interest expense	42	47	(10.6)	83	92	(9.8)
Capitalized interest	(5)	(5)	-	(10)	(11)	(9.1)
Interest income	(4)	(3)	33.3	(6)	(8)	(25.0)
Other (gains) losses, net	146	(23)	n.a.	150	-	n.a.
Total other expenses	179	16	n.a.	217	73	197.3

INCOME BEFORE INCOME TAXES	184	107	72.0	200	-	n.a.
PROVISION FOR INCOME TAXES	72	16	n.a.	77	-	n.a.

NET INCOME	$112	$91	23.1	$123	$-	n.a.

NET INCOME PER SHARE:
Basic	$.15	$.12		$.17	$-
Diluted	$.15	$.12		$.17	$-

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	745	741		744	741
Diluted	746	741		745	741

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2010	2009	Change	2010	2009	Change

Fuel and oil expense - unhedged	$843	$607		$1,573	$1,158
Less: Fuel hedge losses included in fuel and oil expense	90	119		181	265
Fuel and oil expense - as reported	$933	$726	28.5	$1,754	$1,423	23.3
Add/(Deduct): Net impact from fuel contracts (1)	(51)	(60)		(99)	(140)
Fuel and oil expense - economic	$882	$666	32.4	$1,655	$1,283	29.0

Operating income (loss), as reported	$363	$123		$417	$73
Add/(Deduct): Net impact from fuel contracts (1)	51	60		99	140
Operating income - non-GAAP	$414	$183	126.2	$516	$213	142.3

Operating margin - as reported (2)	11.5%	4.7%		7.2%	1.5%
Add/(Deduct): Net impact from fuel contracts	1.6%	2.3%		1.7%	2.8%
Operating margin - non-GAAP	13.1%	7.0%	6.1 pts	8.9%	4.3%	4.6 pts

Other losses, net, as reported	$146	$(23)		$150	$-
Add/(Deduct): Net impact from fuel contracts (1)	(115)	63		(88)	73
Other losses, net, non-GAAP	$31	$40	(22.5)	$62	$73	(15.1)

Net income, as reported	$112	$91		$123	$-
Add/(Deduct): Net impact from fuel contracts (1)	166	(3)		187	67
Income tax impact of fuel contracts	(62)	(29)		(71)	(29)
Net income, non-GAAP	$216	$59	266.1	$239	$38	528.9

Income before income taxes, as reported	$184	$107		$200	$-
Add/(Deduct): Net impact from fuel contracts (1)	166	(3)		187	67
Income before income taxes, non-GAAP	$350	$104	236.5	$387	$67	477.6

Pretax margin - as reported (3)	5.8%	4.1%		3.4%	0.0%
Add/(Deduct): Net impact from fuel contracts	5.2%	(0.1)%		3.3%	1.3%
Pretax margin - non-GAAP	11.0%	4.0%	7.0 pts	6.7%	1.3%	5.4 pts

Net income per share, diluted, as reported	$.15	$.12		$.17	$-
Add/(Deduct): Net impact from fuel contracts	.14	(.04)		.15	.05
Net income per share, diluted, non-GAAP	$.29	$.08	262.5	$.32	$.05	540.0

Operating expense per ASM (cents)	$11.01	$9.76		$11.19	$9.85
Deduct: Fuel expense divided by ASMs	(3.66)	(2.85)		(3.65)	(2.86)
Operating expense per ASM, excluding fuel (cents)	$7.35	$6.91	6.4	$7.54	$6.99	7.9

(1) See Reconciliation of Impact from Fuel Contracts
(2) Operating income - as reported divided by Total operating revenues
(3) Income before income taxes - as reported divided by Total operating revenues

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Fuel & Oil Expense
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$7	$(2)	$11	$(23)
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	(58)	(58)	(110)	(113)
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	-	-	(4)
Impact from fuel contracts to Fuel & Oil Expense	$(51)	$(60)	$(99)	$(140)

Operating Income
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$(7)	$2	$(11)	$23
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	58	58	110	113
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	-	-	4
Impact from fuel contracts to Operating Income	$51	$60	$99	$140

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(57)	$37	$(31)	$39
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(51)	24	(46)	11
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	(7)	2	(11)	23
Impact from fuel contracts to Other losses	$(115)	$63	$(88)	$73

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$57	$(37)	$31	$(39)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	51	(24)	46	(11)
Add/(Deduct): Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	58	58	110	117
Impact from fuel contracts to Net income **	$166	$(3)	$187	$67

* As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings
** Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change

Revenue passengers carried	22,883,422	22,676,171	0.9%	42,860,257	42,435,861	1.0%
Enplaned passengers	27,554,201	26,505,438	4.0%	51,248,665	49,555,428	3.4%
Revenue passenger miles (RPMs) (000s)	20,206,229	19,683,479	2.7%	37,367,943	36,575,108	2.2%
Available seat miles (ASMs) (000s)	25,471,845	25,552,927	(0.3)%	48,091,305	49,724,602	(3.3)%
Load factor	79.3%	77.0%	2.3 pts.	77.7%	73.6%	4.1 pts.
Average length of passenger haul (miles)	883	868	1.7%	872	862	1.2%
Average aircraft stage length (miles)	650	647	0.5%	642	641	0.2%
Trips flown	287,222	289,573	(0.8)%	549,114	568,708	(3.4)%
Average passenger fare	$131.82	$110.52	19.3%	$128.60	$112.13	14.7%
Passenger revenue yield per RPM (cents)	14.93	12.73	17.3%	14.75	13.01	13.4%
Operating revenue yield per ASM (cents)	12.44	10.24	21.5%	12.06	10.00	20.6%
CASM, GAAP (cents)	11.01	9.76	12.8%	11.19	9.85	13.6%
CASM, GAAP excluding fuel (cents)	7.35	6.91	6.4%	7.54	6.99	7.9%
CASM, excluding special items (cents)	10.81	9.52	13.6%	10.98	9.57	14.7%
CASM, excluding fuel and special items (cents)	7.35	6.91	6.4%	7.54	6.99	7.9%
Fuel costs per gallon, including fuel tax (unhedged)	$2.26	$1.63	38.7%	$2.24	$1.60	40.0%
Fuel costs per gallon, including fuel tax (GAAP)	$2.50	$1.95	28.2%	$2.49	$1.97	26.4%
Fuel costs per gallon, including fuel tax (economic)	$2.37	$1.79	32.4%	$2.35	$1.77	32.8%
Fuel consumed, in gallons (millions)	372	371	0.3%	701	721	(2.8)%
Active fulltime equivalent Employees	34,636	35,296	(1.9)%	34,636	35,296	(1.9)%
Aircraft in service at period-end	544	543	0.2%	544	543	0.2%

CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$989	$1,114
Short-term investments	2,135	1,479
Accounts and other receivables	277	169
Inventories of parts and supplies, at cost	226	221
Deferred income taxes	252	291
Prepaid expenses and other current assets	92	84
Total current assets	3,971	3,358

Property and equipment, at cost:
Flight equipment	13,923	13,719
Ground property and equipment	2,024	1,922
Deposits on flight equipment purchase contracts	235	247
	16,182	15,888
Less allowance for depreciation and amortization	5,555	5,254
	10,627	10,634
Other assets	389	277
	$14,987	$14,269

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$787	$732
Accrued liabilities	942	729
Air traffic liability	1,486	1,044
Current maturities of long-term debt	123	190
Total current liabilities	3,338	2,695

Long-term debt less current maturities	3,324	3,325
Deferred income taxes	2,192	2,200
Deferred gains from sale and leaseback of aircraft	95	102
Other noncurrent liabilities	490	493
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,221	1,216
Retained earnings	5,075	4,971
Accumulated other comprehensive loss	(641)	(578)
Treasury stock, at cost	(915)	(963)
Total stockholders' equity	5,548	5,454
	$14,987	$14,269

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112	$91	$123	$-
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	154	150	308	300
Unrealized (gain) loss on fuel derivative instruments	166	(3)	187	67
Deferred income taxes	63	16	75	(5)
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(4)	(7)	(7)
Changes in certain assets and liabilities:
Accounts and other receivables	(42)	(6)	(108)	(28)
Other current assets	5	(28)	(14)	(18)
Accounts payable and accrued liabilities	279	104	195	104
Air traffic liability	86	(43)	442	244
Cash collateral received from (provided to) fuel
derivative counterparties	130	(125)	135	(185)
Other, net	(410)	(17)	(423)	(52)
Net cash provided by operating activities	540	135	913	420

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(159)	(187)	(298)	(272)
Purchases of short-term investments	(1,800)	(1,394)	(3,180)	(3,090)
Proceeds from sales of short-term investments	1,349	1,203	2,546	2,347
Other, net	-	1	-	1
Net cash used in investing activities	(610)	(377)	(932)	(1,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	-	332	-	332
Proceeds from sale and leaseback transactions	-	208	-	381
Proceeds from Employee stock plans	23	4	35	8
Payments of long-term debt and capital lease obligations	(25)	(7)	(85)	(41)
Payments of revolving credit facility	-	(400)	-	(400)
Payment of credit line borrowing	(44)	(91)	(44)	(91)
Payments of cash dividends	(3)	(3)	(10)	(10)
Other, net	(2)	-	(2)	(7)
Net cash provided by (used in) financing activities	(51)	43	(106)	172

NET DECREASE IN CASH AND CASH EQUIVALENTS	(121)	(199)	(125)	(422)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,110	1,145	1,114	1,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$989	$946	$989	$946

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF JULY 28, 2010

	PRIOR SCHEDULE
			Purchase
	Firm	Options	Rights	Total

2010	10			10
2011	10	4		14
2012	13	10		23
2013	19	4		23
2014	13	7		20
2015	14	3		17
2016	12	11		23
2017		17		17
Through 2018			54	54
Total	91	56	54	201

	CURRENT SCHEDULE
			Purchase
	Firm	Options	Rights	Total

2010	10			10	*
2011	14			14
2012	23			23
2013	19	6		25
2014	21	6		27
2015	14	1		15
2016	15	7		22
2017		17		17
Through 2021			98	98
Total	116	37	98	251

* Includes six aircraft delivered through July 28, 2010.

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NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging.

The Company also provides financial information included in this press release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP.  The Company provides supplemental non-GAAP financial information that it sometimes refers to as “economic”, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results.  The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected within Fuel and oil expense in the period of settlement.  Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for Fuel during the applicable period, inclusive of settled fuel derivative contracts.  Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP purposes.  These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting pronouncements relating to derivative instruments and hedging, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess its operating performance on a year-over-year or quarter-over-quarter basis after considering all programs in place to curtail fuel expense.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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